EXHIBIT 99.4
ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP MEASURE RECONCILIATION — OPERATING INCOME (GAAP MEASURE) TO GROSS MARGIN (NON-GAAP MEASURE)
(in thousands)

	THREE MONTHS ENDED		Pretax	After Tax
	JUNE 30,		Increase	Increase
	2005	2004	(Decrease)	(Decrease)
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$95,321	$83,604	$11,717	$7,104
Plus:
Operations and maintenance	138,314	126,871	11,443	6,938
Depreciation and amortization	76,808	88,385	(11,577)	(7,019)
Income taxes	41,772	32,371	9,401	5,700
Other taxes	31,322	29,874	1,448	878

Gross margin	$383,537	$361,105	$22,432	$13,601

ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP MEASURE RECONCILIATION — OPERATING INCOME (GAAP MEASURE) TO GROSS MARGIN (NON-GAAP MEASURE)
(in thousands)

	SIX MONTHS ENDED		Pretax	After Tax
	JUNE 30,		Increase	Increase
	2005	2004	(Decrease)	(Decrease)
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$154,064	$150,654	$3,410	$2,067
Plus:
Operations and maintenance	280,608	252,783	27,825	16,870
Depreciation and amortization	159,022	177,233	(18,211)	(11,041)
Income taxes	58,152	49,733	8,419	5,104
Other taxes	62,767	57,454	5,313	3,221

Gross margin	$714,613	$687,857	$26,756	$16,221